Proxity sub files 8ka AND 10QA; announces $3,250,000 financing



St. Petersburg--February 23, 2005--Proxity, Inc. (Pink Sheets:PRXT) announces that its operating subsidiary Cyber Defense Systems, Inc. (OTCBB:CYDF) has filed its 8KA and 10QA today. Cyber Defense has also received $250,000.00 in short-term convertible debt financing, together with a proposal, subject to standard lender due diligence for $3,000,000.00 in additional financing.

The financing will provide Cyber Defense with working capital necessary to meet most of the Company's short-term goals. Negotiations with other institutional investors will continue to ensure the completion of long-term goals.

The Form 8 KA and Form 10 QA filed with the United States Securities and Exchange Commission will be posted on both the Cyber Defense and Proxity websites. Investors are urged to study the documents.

Proxity's ownership of 18,250,000 shares and past investments in Cyber Defense are beginning to bring shareholder value to the company. Proxity notes Cyber Defense's progress over the last 2 quarters:

o The joint team of Cyber Defense, Techsphere Systems International, LLC and Sierra Nevada Corporation are moving towards completion of the semi-spherical SA-90 airship. The SA-90 is being designed to operate at an altitude of above 20,000 feet, stay on station for 48 hours, and carry a 1,000 lb payload. The launch of the field deployable airship is expected in early summer. The Cyber Defense strategy is to use the momentum gained from earlier successful demonstrations of the SA-60 airship to influence potential clients while accelerating the development of the SA-90 airship through the contributions of Techsphere and Sierra Nevada.

o Cyber Defense recently showcased both the Cyberbug(TM) and CyberScout(TM) to potential clients. Capable of rapid deployment, convenient access to multiple payloads and ease in flying, the Cyberbug(TM) and CyberScout(TM) have been attracting global attention. Limited production of the CyberBug(TM) is expected to begin in March.

Based on an increased interest in Cyber Defense's product line and the most recent three quarters of revenue, the Company expects revenue growth in 2005. Ongoing negotiations for future funding should allow Cyber Defense to continue presenting its products to the global market.

About Proxity, Inc.

Proxity, Inc. (Pink Sheets:PRXT) is a developmental holding company specializing in the deployment and marketing of security protection technology and government contract fulfillment. The Company seeks to acquire and develop security technology. Proxity plans to enter into teaming and exclusive and nonexclusive marketing and distribution agreements with products developed for commercial, military and homeland defense. http://www.proxity.com




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About Cyber Defense Systems, Inc.

Cyber Defense Systems, Inc., (OTCBB:CYDF), an operating subsidiary of Proxity Digital Networks, is assembling a team of military experts, aerospace and composite engineers to design and build a new generation of UAV's. Cyber plans also to market their UAV's to various branches of the U.S. government and U.S. allies as multi-use platform vehicles capable of deployment in surveillance and communication operations. Their prospective clients all share the need for enhanced security, mobile communication platforms and increased surveillance capabilities. http://www.cyberdefensesystems.com

About Techsphere Systems International, LLC

Techsphere Systems International, LLC located in Atlanta and Columbus, GA, is the manufacturer of low, mid and high altitude airships. Techsphere and their teaming companies will design and build unique airship platforms for use in many areas including surveillance, the military, and wireless communications. Their current spherical airship design holds the world altitude record of over 20,000 feet. http://www.techsphere.us

About Sierra Nevada Corporation

Sierra Nevada Corporation (SNC) is a research, development and manufacturing company that provides leading-edge Intelligence, Surveillance, Reconnaissance and Network-centric communications technologies on multiple platforms ranging from soldier-based to small and large manned/unmanned aircraft. SNC also specializes in the design and production of defense electronics products in the fields of Instrumentation, Test and Training (ITT), Electronic Warfare (EW), Air Traffic Control and Automatic Landing Systems (ATCALS), Unmanned Air Vehicles
(UAV's) and Command, Control, Communications, Computers, Networking (C4N). SNC is a $200M+ company with a corporate office based in Reno, Nevada and does business with all branches of the US DoD, as well as with certain Government agencies. Sierra Nevada Corporation owns the SA-60 Airship that flew for the recent Navy test flights and holds the exclusive integration contract rights for government end users of Techsphere's airships. http://www.sncorp.com

This release contains statements that constitute forward-looking statements. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations;
(iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not assurances of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.


Contact:


     Proxity, Inc.
     Cyber Defense Systems, Inc.
     Billy Robinson, 504-524-5425

     Techsphere Systems International, LLC
     David Payne 404/898-1275

     Sierra Nevada Corp.
     Jeff Johnson, 703/351-5281




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